UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2013 (September 23, 2013)

HERTZ GLOBAL HOLDINGS, INC.

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-33139 001-07541	20-3530539 13-1938568
(State of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(Address of principal executive offices, including zip code)

(201) 307-2000
(201) 307-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b)

On September 23, 2013, Hertz Global Holdings, Inc. (“Hertz Holdings”) and its wholly-owned subsidiary The Hertz Corporation (together with Hertz Holdings, the “Companies”) announced that Elyse Douglas resigned from her position as Senior Executive Vice President and Chief Financial Officer of the Companies, effective October 1, 2013.  Ms. Douglas’s resignation was for personal reasons and was not due to any disagreement between Ms. Douglas and the Companies on any matter relating to the Companies’ operations, policies, or practices.  Ms. Douglas will continue to be employed by the Companies in a non-executive role through December 31, 2013 to help the Companies complete several strategic projects and to assist in the transition of Ms. Douglas’s responsibilities to her replacement.

(c)

In connection with Ms. Douglas’s resignation, on September 23, 2013 the Companies announced that David J. Rosenberg, 46, will succeed Ms. Douglas as Chief Financial Officer of the Companies on an interim basis.  Mr. Rosenberg previously served as Vice President and Chief Financial Officer of Hertz International, Ltd., a subsidiary of the Companies.  Prior to that, Mr. Rosenberg served as Controller, Global Reporting, Policies and Procedures of the Companies from May 2009 until August 2011.  Prior to joining the Companies, Mr. Rosenberg served as Vice President and Assistant Corporate Controller of Ralph Lauren Corporation from February 2006 until May 2009.  Previously, Mr. Rosenberg served as Assistant Corporate Controller of Coty Inc. from 2001 until February 2006.  Prior to joining Coty Inc., Mr. Rosenberg was Director of Financial Planning & Analysis for Nabisco beginning in 1997.  Mr. Rosenberg started his career at Coopers & Lybrand.  He holds a CPA designation and has an MBA in Accounting and Finance from Northeastern University as well as a BBA - Finance from Emory University.

(e)

In connection with Ms. Douglas’s resignation, the Companies entered into a Separation Agreement and General Release (the “Separation Agreement”) dated September 23, 2013, with Ms. Douglas. Pursuant to the Separation Agreement, Ms. Douglas has agreed to comply with customary cooperation and restrictive covenants, and in consideration for a release and waiver of claims from Ms. Douglas, the Company has agreed to provide Ms. Douglas the following:

•                  Accrued Obligations and Vested Benefits:  All accrued but unpaid obligations through December 31, 2013, including salary, reimbursement of business expenses and payment for earned but unused vacation days; Ms. Douglas will also receive payments under the Companies’ plans in which Ms. Douglas is vested in accordance with the terms of such plans.

•                  Cash Payment:  Cash payments in the aggregate amount of $1,965,165, which is equal to one and a half times the sum of Ms. Douglas’s base salary plus her average bonus for the three prior years.

•                  Options:  Vesting of all options that would have vested on or before March 31, 2014 if Ms. Douglas had remained employed by the Company through March 31, 2014.  All of Ms. Douglas’s vested options shall be exercisable through July 31, 2014.

•                  Performance Stock Units:  Vesting of performance stock units that would have vested on or before March 31, 2014 if Ms. Douglas had remained employed by the Company through March 31, 2014 on the date the Compensation Committees of the Companies certify the applicable 2013 performance criteria with respect to the performance stock units.

•                  Bonus:  Eligibility for 100% of the 2013 bonus to which Ms. Douglas otherwise would have been entitled (multiplied by the Companies’ strategic performance modifier determined in respect of 2013), payable in accordance with the bonus plan but no later than March 15, 2014.

•                  Outplacement:  A lump sum payment of $25,000 in lieu of outplacement services.

•                  Car Privileges:  Car privileges until December 31, 2014.

•                  Health Coverage:  Reimbursement of certain medical and health care coverage costs for a period of eighteen months.

The foregoing summary description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following Exhibit is filed herewith as part of this report:

Exhibit	Description

10.1	Separation Agreement and General Release, dated as of September 23, 2013, by and between Elyse Douglas, Hertz Global Holdings, Inc. and The Hertz Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(Registrant)

By:	/s/ J. Jeffrey Zimmerman
Name:	J. Jeffrey Zimmerman
Title:	Executive Vice President, General Counsel and Secretary

Date: September 27, 2013